Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

HBIO Securities Corp. (United States)

Warner Instruments, Inc. ( United States)

Union Biometrica, Inc. (United States)

Harvard Apparatus, Ltd. (United Kingdom)

Biochrom Ltd. (United Kingdom)

Scie-Plas Ltd. (United Kingdom)

Hugo Sachs Elektronik Harvard Apparatus GmbH (Germany)

Union Biometrica GmbH (Germany)

Ealing Scientific Ltd. Canada (doing business as Harvard Apparatus, Canada) (Canada)

Harvard Apparatus, S.A.R.L. (France)

Asys Hitech GmbH (Austria)

Union Biometrica NV (Belgium)

Harvard Apparatus FSC, Inc. (U.S. Virgin Islands)